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                                                                       Exhibit 5

                              FROST BROWN TODD LLC
                                 2200 PNC Center
                               201 E. Fifth Street
                           Cincinnati, Ohio 45202-4182
                            (513) 651-6800 Facsimile
                                 (513) 651-6981
                             www.frostbrowntodd.com

                                                               November 3, 2003



Cheviot Financial Corp.
3723 Glenmore Avenue
Cheviot, Ohio  45211-4744

         Re:   Cheviot Financial Corp. Form S-1 Registration Statement

Ladies and Gentlemen:


         We are special counsel for Cheviot Financial Corp. (proposed holding company for Cheviot Savings Bank) (the "Company"), which is named as the registrant in the Registration Statement on Form S-1 that is being filed on November 2, 2003, (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 4,463,438 shares of common stock, par value $0.01 per share, of the Company (the "Common Shares").


         With respect to the Common Shares registered pursuant to such Registration Statement as filed (and as it may be amended), it is our opinion that the Common Shares to be registered, when sold, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Commission as an Exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

                                Very truly yours,


                                /s/ Frost Brown Todd LLC





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